EXHIBIT 10.1(a)

EVOLVING SYSTEMS, INC.

EAST WEST BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of October 22, 2012, by and between EAST WEST BANK (“Bank”) and EVOLVING SYSTEMS, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1          Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means, with respect to any Person, all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to such Person arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Person, whether or not earned by performance.

“Advance” or “Advances” mean a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any other Person that controls directly or indirectly such Person, any other Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers and directors.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through ownership of securities or other interests, by contract or otherwise

“Bank Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Capital Expenditures” means for any period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) made by the Credit Parties and their consolidated Subsidiaries during such period that are required to be treated as capital expenditures under GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means the occurrence of any of the following:

i.              the date any person or group acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (b) a liquidation or dissolution of the Company; or (c) the sale of all or substantially all (greater than seventy five percent (75%)) of the fair market value of the assets of the Company.

ii.             the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of more than fifty percent (50%) of either the then- outstanding shares of the Company’s common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (referred to in this Agreement as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (a) the Company or its subsidiaries or affiliates; or (b) any employee benefit plan of the Company or its subsidiaries or affiliates; or any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing fifty percent (50%) percent or more of the total voting power of the stock of such corporation; or

iii.            individuals who constitute the majority of the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board will be considered a member of the Incumbent Board.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as in effect from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any agreement, undertaking or arrangement by which such Person assures, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, including, without limitation, any so-called “keepwell” or “makewell” agreement, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, (v) with respect to any letter of credit of such Person or as to which that Person is otherwise liable for reimbursement of drawings, or (vi) with respect to any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, applications to register and registrations of the same, and like protections in works of authorship and derivative work thereof.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Credit Parties” shall mean Borrower and each U.S. Subsidiary of Borrower that becomes a Credit Party pursuant to Section 6.11.

“Cross License Agreement” shall mean, collectively, (i) the Intercompany License Agreement, dated as of October 17, 2005, between Borrower, as licensor, and ESL, as licensee, and (ii) the Intercompany License Agreement, dated as of October 17, 2005 between ESL, as licensor, and Borrower, as licensee.

“Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date.

“Daily Balance” means the outstanding principal amount of the Obligations owed at the end of a given day.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Evolving Systems Holdings” means Evolving Systems Holdings Ltd., a limited liability company incorporated in England and Wales with registered number 5272751 and Wholly-Owned Subsidiary of Borrower.

“ESL” means Evolving Systems Ltd., a company incorporated under the laws of England and Wales and Wholly Owned Subsidiary of Evolving Systems Holdings.

“Foreign Subsidiary” shall mean any Subsidiary of a Person that is not a U.S. Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Guarantor” means any Person that provides a Guaranty.

“Hedging Agreements” means any swap agreements (as defined in Section 101 of the U.S. Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates and entered into for bona fide hedging purposes and not for speculation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred and payable in the ordinary course of business of such Person), (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, (e) all capital lease obligations and (f) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.

“Insolvency Proceeding” means, with respect to any Person, any proceeding commenced by or against such Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: (1) Copyrights, Trademarks, Patents, and trade secrets; (2) claims for damages by way of past, present and future infringement of any of the rights included above; (3) all licenses or other rights to use any of the Copyrights, Patents or Trademarks included above, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (4) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents included above; and (5) all proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing included above.

“Interest Expense” means total interest expense generated during the period in question (including attributable to conditional sales contracts, capital leases and other title retention agreements in accordance with GAAP and all unused line and commitment fees and administrative and similar fees) of the Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication with respect to all outstanding Indebtedness, including accrued interest and interest paid in kind and capitalized interest, but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing, net costs under Hedging Agreements and fees payable to Bank on the Closing Date under Section 2.5.

“Inventory” means all “inventory” (as defined in the Code) in which any Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of any Borrower, including such inventory as is temporarily out of its custody or possession or in transit.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any promissory note executed by Borrower evidencing the Advances and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the enforceability or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all of Borrower’s letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper.

“Net Income” means, for any period, the net income (or loss) of the Credit Parties and their consolidated Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (a) the income (or loss) of any Person in which any other Person has a joint ownership interest, except to the extent of the amount of dividends or other distributions actually paid to any Credit Party by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes or is merged into or consolidated with a Credit Party or that Person’s assets are acquired by a Credit Party, (c) the income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) the income (loss) associated with any Hedging Agreements; and (e) non-cash expenses, including depreciation, amortization and stock-based compensations.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding involving Borrower.

“Organizational Documents” shall mean (a) for any corporation, the memorandum and/or certificate or articles of incorporation, the bylaws, any certificate of designation, or other instrument relating to the rights of preferred shareholders or stockholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, and (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization.

“Patents” means all patents and patent applications, including without limitation divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means:

(a)           Indebtedness in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule including extensions and replacements thereof provided that the principal amount of such Indebtedness as of the date of such extension or replacement is not increased and the maturity and weighted average life thereof are not shortened;

(c)           Indebtedness not to exceed an amount equal to $250,000 in the aggregate at any time outstanding constituting capital lease obligations;

(d)           Indebtedness incurred after the Closing Date secured by Liens permitted under clause (c)(i) of the definition of “Permitted Liens” provided (i) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of the subject property and (ii) the aggregate amount thereof outstanding at any given time does not exceed an amount equal to $200,000;

(e)           Subordinated Debt;

(f)            inter-company unsecured Indebtedness arising from loans made by Borrower to its Wholly-Owned Subsidiaries that are Credit Parties to fund working capital requirements of such Subsidiaries in the ordinary course of business; provided, that, upon the request of Bank, such Indebtedness shall be evidenced by promissory notes having terms (including subordination terms) satisfactory to Bank, the sole originally executed counterparts of which shall be pledged and delivered to Bank as security for the Obligations;

(g)           inter-company unsecured Indebtedness not listed in the Schedule on the Closing Date arising from loans made by Borrower to Evolving Systems Holdings, ESL, Evolving Systems Networks India PVT Ltd, an India corporation, and Evolving Systems GmbH, a German corporation, in each case, so long as such Persons are Wholly-Owned Subsidiaries of Borrower, to fund working capital requirements of such Subsidiaries in the ordinary course of business; provided, that, that upon the request of Bank, such Indebtedness shall be evidenced by promissory notes having terms (including subordination terms) satisfactory to Bank, the sole originally executed counterparts of which shall be pledged and delivered to Bank as security for the Obligations; provided, however, that the aggregate amount of Investments permitted pursuant to subsection (i) of the definition of Permitted Investments and outstanding Indebtedness permitted pursuant to this subsection (g) does not exceed $100,000 at any time;

(h)           the incurrence by Borrower or any Subsidiary thereof of Indebtedness up to an amount equal to $50,000 arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(i)            unsecured Indebtedness of Borrower or its Subsidiaries incurred in connection with the financing of insurance premiums in the ordinary course of business with respect to insurance required or permitted under Section 6.5 up to an amount equal to $50,000 in aggregate annual premiums;

(j)            Borrower or any of its U.S. Subsidiaries may enter into guarantees of Indebtedness of Borrower or any such U.S. Subsidiary that are Credit Parties otherwise permitted under the other subsections of this definition of “Permitted Indebtedness”;

(k)           Borrower may enter into unsecured Hedging Agreements in the ordinary course of business for bona fide hedging purposes and not for speculation in an aggregate notional or contract amount not to exceed $250,000 outstanding at any time;

(l)            Contingent Obligations in respect of Borrower’s guarantee of the expenses incurred by certain employees in connection with the use of credit cards sponsored by Borrower in an aggregate amount not to exceed $150,000 at any time outstanding;

(m)          Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; and

(n)           other unsecured Indebtedness of Borrower and its Subsidiaries not to exceed an amount equal to $50,000 in the aggregate outstanding at any time.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           Investments made in accordance with the Investment Policy adopted by the Company’s Board of Directors, as amended on August 24, 2011, a copy of which is attached as Appendix 1.

(c)           Investments created by the Loan Documents;

(d)           trade credit extended by Borrower and its Subsidiaries in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Investments constituting inter-company Permitted Indebtedness;

(f)            loans to employees and advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, not to exceed an amount equal to $25,000 in the aggregate at any time outstanding;

(g)           the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(h)           Investments constituting transactions otherwise permitted under this Agreement;

(i)            Investments in the Capital Stock of Evolving Systems Holdings Limited, ESL, Evolving Systems Networks India PVT Ltd and Evolving Systems GmbH not listed in the Schedule on the Closing Date; provided that the aggregate amount of such Investments permitted under this subsection (i) and the outstanding Indebtedness permitted under subsection (g) of the definition of Permitted Indebtedness shall not exceed $100,000 at any time;

(j)            Investments in any domestic Wholly-Owned Subsidiary of Borrower that is or concurrent with such Investment becomes a Credit Party;

(k)           Investments received in compromise or resolution of litigation or arbitration proceedings with Persons who are not Affiliates of Borrower up to an amount equal to $50,000 in the aggregate; and

(l)            Investments represented by prepaid expenses made in the ordinary course of business.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate proceedings;

(c)           (i) Purchase money Liens securing Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness”; provided, that (x) any such Lien attaches to the subject property concurrently with or within twenty (20) days after the acquisition thereof, (y) such Lien attaches only to the subject property; and (ii) Liens arising under capital leases permitted under clause (c) of the definition of “Permitted Indebtedness” to the extent such Liens attach only to the property that is the subject of such capital leases;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)           Statutory liens of landlords, carriers, warehousemen, mechanics and/or materialmen and other similar Liens imposed by law or that arise by operation of law in the ordinary course of business that, in any such case, are only for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings (which have the effect of preventing or staying the forfeiture or sale of the property subject thereto) and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP;

(f)            Liens (other than any Lien imposed by ERISA) incurred or deposits or pledges made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, trade contracts, statutory obligations and other similar obligations (other than for the repayment of Indebtedness);

(g)           Any attachment or judgment Lien provided that the enforcement of such Liens is effectively stayed, satisfied, vacated, dismissed or discharged within 30 days of issuance or execution and such Liens secure claims not otherwise constituting an Event of Default;

(h)           Easements, rights of way, restrictions, zoning ordinances, reservations, covenants and other similar charges, title exceptions or encumbrances relating to real property of Borrower and any Subsidiaries incurred in the ordinary course of business that, either individually or in the aggregate, are not substantial in amount, do not interfere in any material respect with the use of the property affected or the ordinary conduct of the business of Borrower and do not result in material diminution in value of the property subject thereto;

(i)            Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off, recoupment, combination of accounts or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

(j)            Liens that arise under customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into with unaffiliated third parties in the ordinary course of business; and

(k)           Liens of licensors and sublicensors on licenses and sublicenses of Intellectual Property or other intellectual property (if any) of Borrower or any Subsidiary thereof entered into in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of (i) 3.25% or (ii) the variable rate of interest, per annum, that appears in The Wall Street Journal on the date of measurement, whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” shall mean, (a) with respect to any Credit Party, the chief executive officer or the president of such Credit Party, or any other officer having substantially the same authority and responsibility; or (b) with respect to compliance with financial covenants or delivery of financial information under this Agreement, the chief financial officer or the treasurer of Borrower, or any other officer having substantially the same authority and responsibility.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line Limit” means Five Million Dollars ($5,000,000).

“Revolving Maturity Date” means the second anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” means (i) (a) securities representing 65% of the aggregate voting power of the issued and outstanding Capital Stock and ownership interests of Evolving Systems Networks India PVT Ltd., an India corporation, and (b) securities representing 65% of the aggregate voting power of the issued and outstanding Capital Stock and ownership interests of Evolving Systems Holdings, in each case under the foregoing (a) or (b) owned or held of record or beneficially by Borrower on the Closing Date as listed on Annex A hereto (and the certificates, copies of which are attached hereto, representing such shares, securities and/or interests, if any); (ii) all other Capital Stock, equity securities, limited liability company interests, membership interests and ownership interests of any future direct U.S. Subsidiary of Borrower, in each case owned or held of record or beneficially by Borrower at any time (and the certificates representing such shares, securities and/or interests, if any); and (iii) to the extent not duplicative of clause (i), securities representing 65% of the aggregate voting power of the Capital Stock, equity securities, limited liability company interests, membership interests and ownership interests of Evolving Systems Networks India PVT Ltd. and Evolving Systems Holdings or any future direct Foreign Subsidiary, in each case owned or held of record or beneficially by Borrower at any time (and the certificates representing such shares, securities and/or interests, if any).  Notwithstanding the foregoing, the term “Shares” shall not include securities representing at any time more than 65% of the aggregate voting power of the Capital Stock of a “controlled foreign corporation,” as defined in Section 957 of the Code.

“Solvent” shall mean, as to any Person at any time, that such Person (a) is not “insolvent” as that term is defined in Section 101(32) of the United States Bankruptcy Code, title 11 U.S.C. (“Bankruptcy Code”), Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) does not have “unreasonably small capital,” as that term is used in Section 548(a)(1)(B)(ii)(II) of the Bankruptcy Code or Section 5 of the UFCA, (c) is not engaged or about to engage in a business or a transaction for which its remaining property is “unreasonably small” in relation to such business or transaction as that term is used in

Section 4 of the UFTA, and (d) is not unable to pay its debts as they mature or become due, within the meaning of Section 548(a)(1)(B)(ii)(III) of the Bankruptcy Code, Section 4 of the UFTA and Section 6 of the UFCA.  As used herein, all references to the Bankruptcy Code, UFTA and UFCA, and specific provisions thereof, shall include all definitions used therein and the interpretive case law applicable to such statutes and definitions.

“Subordinated Debt” means any debt incurred by Borrower or any of its Subsidiaries that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” shall mean, as to any initial Person, any other Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such initial Person or one or more of its Subsidiaries.  For purposes of the Loan Documents, any reference to “Subsidiary” shall be deemed to refer to a Subsidiary of Borrower unless the context provides otherwise.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer Pricing Agreements” shall mean (i) the Master Services Agreement entered into between Borrower and Evolving Systems Networks India Pvt Ltd, dated as of the 31st day of August, 2004, as amended December 8, 2004, June 1, 2005 and April 1, 2006, and the Master Services Agreement entered into between ESL and Evolving Systems Networks India Pvt Ltd, dated as of the 1st day of June 2005, amended April 1, 2006, and (ii) agreements on transfer pricing in form and substance reasonably satisfactory to Bank.

“U.S. Subsidiary” shall mean any Subsidiary of a Person incorporated or otherwise organized under the laws of the United States of America or a state of the United States of America or the District of Columbia.

“Wholly-Owned Subsidiary” shall mean any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the equity, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower or by one or more of the other Wholly-Owned Subsidiaries of Borrower, or both.

All capitalized terms used which are not specifically defined herein shall have the respective meanings assigned to them in Article 9 of the Code to the extent the same are used or defined therein.  Unless otherwise specified in any Loan Document, this Agreement, any other Loan Document and any agreement or contract referred to herein shall mean such agreement or contract, as modified, amended, supplemented or restated and in effect from time to time, subject to any applicable restrictions set forth in the Loan Documents.

1.2          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.             LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder in accordance with the terms hereof.  Borrower shall also pay interest on the unpaid principal amount of Advances at rates in accordance with the terms hereof.

(a)           Revolving Advances.

(i)    Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Bank shall make available, Advances from time to time in an aggregate outstanding amount not to exceed the Revolving Line Limit.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrower may prepay any Advances in whole or in part without penalty or premium. Borrower shall deliver to Bank a promissory note for the Advances in substantially the form attached hereto as Exhibit B-1. Bank may enforce its rights in respect of the Advances under this Agreement without such note.

(ii)   Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 12:00 p.m. Pacific time, on the Business Day that is three (3) Business Days prior to the Business Day on which an Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer of Borrower or a designee of a Responsible Officer of Borrower, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid after expiration of any applicable grace or cure period and the giving of any required notice of such non-payment.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof.  Bank will credit the amount of Advances made under this Section 2.1(a) to such deposit account or Obligation as Borrower specifies.

2.2          Interest Rates, Payments, and Calculations.

(a)           Interest Rates.

(i)    Advances.  Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding Daily Balance thereof at a rate per annum equal to the Prime Rate minus one half of one percent (0.50%).

(b)           Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to four (4) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)           Payments.  Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof.  Bank shall, at its option, charge such interest and all Bank Expenses against Borrower’s main operating deposit account, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  To the extent permitted by applicable law, any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  Subject to Section 12.3, all payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.  Payments will be made via auto debit from Borrower’s main operating account at the Bank.

(d)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.3          Crediting Payments.  If an Event of Default does not exist, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  If an Event of Default exists, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4          Fees.  Borrower shall pay to Bank the following:

(a)           Facility Fee.  On the Closing Date and on the first anniversary of the Closing Date, a Facility Fee equal to $10,000 which shall be nonrefundable; and

(b)           Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses not later than ten Business Days after written demand therefor.  Bank shall endeavor to provide reasonable supporting documentation for the amount of any Bank Expenses payable by Borrower to Bank under this Section 2.4(b).

2.5          Overadvances.  If the aggregate amount of the outstanding Advances exceeds the Revolving Line at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.6          Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.9, shall continue in full force and effect for so long as any Obligations remain outstanding (other than contingent indemnity obligations for which no claim has been made) or Bank has any obligation to make credit extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation (if any) to make credit extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding (other than contingent indemnity obligations for which no claim has been made).

3.             CONDITIONS OF LOANS.

3.1          Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement, executed by Borrower;

(b)           a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           UCC National Form Financing Statement;

(d)           certificates representing the Shares and stock powers for the Shares which are part of the Collateral, executed in blank by Borrower;

(e)           payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;

(f)            current financial statements of Borrower; and

(g)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           in the case of an Advance, the timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           in Bank’s sole discretion, there has not been any material impairment in the Accounts, general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank; and

(c)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form, in the case of an Advance, and on the effective date of such Credit Extension as though made at and as of each such date (except, in each case, to the extent where such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all respects as of such earlier date), and no Event of Default shall have occurred and be continuing as of the date of such Credit Extension, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.             CREATION OF SECURITY INTEREST.

4.1          Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all of Borrower’s right, title and interest in, to and under all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Such security interest is effective to create a valid and continuing security interest in and, upon the filing of appropriate financing statements in Borrower’s jurisdiction of organization, a perfected security interest in favor of Bank in the Collateral with respect to which a security interest may be perfected by filing pursuant to the Code.

4.2          Delivery of Additional Documentation Required; Authorization to File Financing Statements.  Borrower shall from time to time execute and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower hereby irrevocably authorizes Bank at any time and from time to time to file in any filing office in any Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (A) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code or such jurisdiction, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment.  Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding (other than contingent indemnity obligations for which no claim has been made).

4.3          Pledge of Shares.  Borrower hereby pledges, assigns and grants to Bank a security interest in all of Borrower’s right, title and interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing (collectively, the “Shares Collateral”; provided however, that notwithstanding the foregoing, the term “Shares Collateral” shall not include securities representing at any time more than 65% of the aggregate voting power of the Capital Stock of a “controlled foreign corporation,” as defined in Section 957 of the IRC), as security for the performance of the Obligations.  The certificate or certificates for the Shares, if any, will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower, and Borrower shall cause the books of each entity whose shares are part of the Shares and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence and during the continuance of an Event of Default, Bank may effect the transfer of the Shares into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee.  Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled (a) to exercise any rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken if the result thereof would materially and adversely affect the rights inuring to a holder of the Collateral or the rights and remedies of Bank under this Agreement or any other Loan Document or the ability of the Bank to exercise the same and (b) to receive and retain and to utilize in accordance with this Agreement cash dividends payable on the Collateral to the extent, and only to the extent, that such cash dividends are permitted by, and otherwise paid in accordance with, the terms and conditions of this Agreement, the other Loan Documents and applicable law.  Upon the occurrence and continuation of an Event of Default, all rights of Borrower to exercise voting and/or consensual rights and powers and/or to receive dividends that Borrower is entitled to exercise and/or receive pursuant to this Section 4.3 shall cease immediately upon notice by or on behalf of Bank to Borrower, and all such rights thereupon shall become vested solely and exclusively in Bank, automatically without any further action by any Person.  The Shares are not held in a brokerage or similar securities account.  Bank acknowledges that notwithstanding Borrower’s delivery of a stock certificate representing 72.99% of the outstanding Capital Stock of Evolving Systems Networks India PVT, Ltd., and notwithstanding anything to the contrary contained in this Agreement or any Loan Document, Bank’s security interest and Lien extends only to securities representing 65% of the aggregate voting power of the outstanding Capital Stock of Evolving Systems Networks India PVT, Ltd., and Bank has no security interest in or Lien on the remaining securities representing 35% of the aggregate voting power of the shares of Capital Stock of Evolving Systems Networks India PVT, Ltd. (a portion of which unencumbered shares are evidenced by the certificate delivered to Bank).   Bank agrees to return to Borrower the stock certificate(s) representing the ownership interests in Evolving Systems Networks India PVT, Ltd. as reasonably requested by Borrower so long as Borrower has delivered the new stock certificate(s) of Evolving Systems Networks India PVT, Ltd. representing 65% of Borrower’s aggregate voting power of the ownership interests in therein.

4.4          Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral and to audit Borrower’s Accounts in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.  Bank and any such officers, employees and agents shall maintain the confidentiality of all non-public information (whether written or verbal and whether specifically identified as “confidential”) obtained during such visits, inspections, examinations, audits or meetings in accordance with Section 12.10.

5.             REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification.  Borrower and each Subsidiary of Borrower is a corporation, partnership or limited liability company, or other form of entity, as the case may be, validly existing under the laws of its jurisdiction of incorporation, organization or formation and is qualified and licensed to do business in each jurisdiction where the failure so to qualify or be licensed or qualified would reasonably be expected to result in a Material Adverse Effect.

5.2          Due Authorization; No Conflict.  The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party (a) are within Borrower’s powers, (b) have been duly authorized by all requisite corporate action, (c) are not in conflict with nor constitute a breach of any provision contained in Borrower’s Organizational Documents, and (d) will not constitute an event of default under any agreement to which Borrower is a party or by which Borrower is bound, the effect of which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  Borrower is not in default under any agreement to which it is a party or by which it is bound, the effect of which would reasonably be expected to result in a Material Adverse Effect.

5.3          No Prior Encumbrances.  Borrower has good and marketable title to, or a valid leasehold interest in, license of, or right to use, all of its material property necessary or used in its ordinary course of business, free and clear of Liens, except for Permitted Liens.

5.4          Intellectual Property.  Borrower is the owner of, or has sufficient rights by license or otherwise in, the Intellectual Property necessary for the conduct of Borrower’s business, except for rights and licenses granted by Borrower in the ordinary course of business and rights and licenses as set forth in the Schedule.  As of the Closing Date, each of the Patents of Borrower is valid and enforceable, and to Borrower’s knowledge no part of the Copyrights, Patents or Trademarks of Borrower has been judged invalid or unenforceable, in whole or in part, and to Borrower’s knowledge no claim has been made that any part of the Copyrights, Patents or Trademarks of Borrower infringes the Copyrights, Patents or Trademarks of any third party.  After the Closing Date, except as would not reasonably be expected to result in a Material Adverse Effect:  (i) each of the Patents of Borrower is valid and enforceable; (ii) to Borrower’s knowledge no part of the Copyrights, Patents or Trademarks of Borrower has been judged invalid or unenforceable, in whole or in part; and (iii) to Borrower’s knowledge no claim has been made that any part of the Copyrights, Patents or Trademarks of Borrower infringes the Copyrights, Patents or Trademarks of any third party.  Except as set forth in the Schedule as of the Closing Date, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service (the “Materiality Threshold”).  Borrower agrees to provide notice to Bank, with delivery of its monthly Compliance Certificate, of any licenses that meet the foregoing Materiality Threshold.  Except as set forth in the Schedule or as disclosed in writing to Bank after the Closing Date, Borrower is not a party to, or bound by, any license that meets the Materiality Threshold that restricts the grant by Borrower of a security interest in Borrower’s rights under such license.

5.5          Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, as of the Closing Date Borrower has not done business under any name other than that specified on the signature page hereof.  As of the Closing Date, the chief executive office of Borrower is located at the address indicated in Section 10 hereof.  As of the Closing Date, all Borrower’s Inventory and Equipment is located only at the location set forth in Appendix 2 attached hereto.

5.6          Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Credit Party before any court or administrative agency which would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.7          No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any consolidated Subsidiary that Bank has received from Borrower fairly present in all material respects the consolidated financial position and results of operations of Borrower (or such Subsidiary) and its consolidated Subsidiaries as of the dates and for the relevant periods indicated (subject in the case of unaudited financial statements, to year end adjustments and matters that would be disclosed in financial statement notes).  Since the date of the most recent financial statements submitted to Bank, there has not occurred any Material Adverse Effect or, to Borrower’s knowledge, any event or condition that would reasonably be expected to result in a Material Adverse Effect.

5.8          Merchantable Inventory.  All material Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.9          Accounts. The Accounts are bona fide existing obligations.  The property giving rise to such Accounts has been delivered to the account debtor or to the account debtor’s agent for immediate shipment to and unconditional acceptance by the account debtor.

5.10        Solvency, Payment of Debts.  Borrower is and, after giving effect to the transactions and Indebtedness contemplated by the Loan Documents, will be Solvent.

5.11        Regulatory Compliance.  The Credit Parties have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to the minimum funding requirements of ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that would reasonably be expected to result in a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower is in compliance in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all statutes, laws, ordinances or rules applicable to it, except where any such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

5.12        Environmental Condition.  Except as disclosed in the Schedule, no Credit Party’s properties or assets has ever been used by any Credit Party or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any Credit Party; and no Credit Party has received a written summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by any Credit Party resulting in the releasing, or otherwise disposing of, hazardous waste or hazardous substances into the environment.

5.13        Taxes.  As of the Closing Date except as disclosed in the Schedule, each Credit Party has filed or caused to be filed all federal (if applicable) and all other tax returns required to be filed by such Person, and have paid, or have made adequate provision for the payment of, all taxes reflected therein (other than taxes that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the applicable Credit Party in accordance with GAAP).  After the Closing Date, each Credit Party has filed or caused to be filed all federal (if applicable) and all other material tax returns required to be filed by such Person, and have paid, or have made adequate provision for the payment of, all taxes reflected therein (other than taxes that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the applicable Credit Party in accordance with GAAP).

5.14        Shares.  Borrower has full power and authority to grant a security interest in the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares, other than restrictions on transfer under applicable state and federal securities laws.  The Shares have been and will be duly authorized and validly issued, and are or will be fully paid and non-assessable.  As of the Closing Date, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.15        Subsidiaries.  As of the Closing Date, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for the stock of the Subsidiaries listed on the Schedule and Permitted Investments.

5.16        Government Consents.  Each Credit Party has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted in the jurisdictions where such business is currently conducted, except, where failure to do so would not reasonably, in each such case, be expected to result in a Material Adverse Effect.

5.17        Accounts.  Except as disclosed in the Schedule, as of the Closing Date, none of Borrower’s nor any Subsidiary’s bank accounts are maintained with a Person other than Bank. On and after the thirtieth day following the Closing Date, none of Borrower’s nor any Subsidiary’s bank accounts in the United States are maintained with a Person other than Bank.

5.18        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank in connection with the transactions contemplated by or pursuant to the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the factual statements contained in such certificates or statements taken as a whole materially misleading as of the time made or delivered in light of the circumstances under which it was made or delivered, provided that notwithstanding anything else contained in this Agreement or any Loan Document, Borrower does not make any representation, warranty or guaranty as to any projections furnished to Bank (except that such projections have been prepared by the Borrower on the basis of assumptions which were believed to be reasonable as of the date of such projections in light of current and reasonably foreseeable business conditions).

6.             AFFIRMATIVE COVENANTS.

So long as any Obligation shall remain unpaid (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and Bank shall have any commitment to make Credit Extensions hereunder, Borrower shall do all of the following:

6.1          Good Standing.  Borrower shall (a) except as permitted under Section 7.3, maintain its and each of its Subsidiaries’ valid existence and good standing (to the extent such concept applies) in its jurisdiction of incorporation, organization or formation and (b) maintain qualification in each jurisdiction in which it is required under applicable law except where failure to maintain such qualification would not reasonably be expected to result in a Material Adverse Effect.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect.

6.2          Government Compliance.  Borrower shall meet, and shall cause each Credit Party to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to the minimum funding requirements of ERISA.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

6.3          Financial Statements, Reports, Certificates.  Borrower shall deliver the following to Bank:  (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer of Borrower in substantially the form of Exhibit C hereto; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies (which may be in electronic form) of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly after any officer of any Credit Party obtains knowledge thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary to the extent the amount in controversy exceeds $100,000 individually or $150,000 in the aggregate; (e) as soon as available, but in any event within thirty (30) days after the start of Borrower’s fiscal year, an operating budget in a form reasonably acceptable to Bank and approved by Borrower’s board of directors; (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; (g) within ten (10) Business Days after the reasonable request of Bank, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any active or pending material United States Patent, Copyright or Trademark applications or registrations; and (h) within thirty (30) days after the last day of each month, a deferred revenue schedule along with aged listings of accounts receivable and accounts payable of Borrower.

6.4          Inventory; Returns.  Borrower shall keep all material Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.5          Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, following Bank’s reasonable request, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon Bank’s reasonable request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment referred to in this Section 6.4 if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or the applicable Subsidiary.

6.6          Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies, other than errors and omissions and D&O policies, shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  Upon the occurrence and during the continuance of any Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7          Accounts.  On and after the 30th day following the Closing Date, Borrower shall maintain and shall cause each of its U.S. Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank.

6.8          Financial Covenants.

(a)           Minimum Cash.  Borrower shall at all times maintain at least $3,000,000 in unrestricted cash in demand deposit and/or money market accounts at Bank.

(b)           Minimum Net Income.  Borrower shall have (on a consolidated basis), measured at the end of each fiscal quarter beginning with the fiscal quarter ending December 31, 2012, a minimum Net Income of at least $500,000.

(c)           Minimum Current Ratio.  Borrower shall at all times maintain a ratio of

Current Assets to Current Liabilities of at least 1.25 to 1.00, measured on a monthly basis.

6.9          Intellectual Property Rights.  Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office or the UK Intellectual Property Office (with respect to copyright filings), including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in the proceeds of such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents against any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

6.10        Consent of Inbound Licensors.  Other than licenses in the ordinary course, prior to or within a reasonable period of time after entering into or becoming bound by any license or agreement, Borrower shall:  (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.11        Future Stock Pledges and Guaranties.  Borrower shall notify Bank at the time that any Person becomes a Subsidiary of Borrower, and promptly thereafter (and in any event within ten Business Days after the appropriate documents are provided to Borrower by Bank) (a) cause such Subsidiary (but only if such Subsidiary is a U.S. Subsidiary) to execute and deliver to Bank a joinder to the Guaranty to become a Guarantor, and (b) pledge the Capital Stock in such Subsidiary to Bank to secure the Obligations; provided that, the foregoing provisions of this Section 6.11 to the contrary notwithstanding: (i) nothing in this Section 6.11 shall require a Credit Party to grant any Lien in favor of Bank in relation to the Capital Stock of Evolving Systems GmbH; (ii) no Foreign Subsidiary of Borrower that is a “controlled foreign corporation,” as defined in Section 957 of the IRC, shall be required to deliver any guaranty or grant a security interest in any of its Property to secure any such guaranty or the Obligations, and neither Borrower nor any of its other U.S. Subsidiaries shall be required to pledge securities representing in the aggregate more than sixty five percent (65%) of the voting power of the outstanding voting equity securities of any such Foreign Subsidiary of Borrower if such guaranty and such pledge creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code; and (iii) no Foreign Subsidiary of Borrower incorporated in the United Kingdom shall be required to deliver any guaranty or grant a security interest in any of its Property to secure such guaranty or the Obligations if such guaranty or granting of a security interest would be in breach of Section 151 of the Companies Act 1985.

6.12        Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.             NEGATIVE COVENANTS.

So long as any Obligation shall remain unpaid (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and Bank shall have any commitment to make Credit Extensions hereunder, Borrower will not do any of the following:

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:

(a)           Transfers of Inventory, use of cash, or liquidation or sale of cash equivalents, in each case in the ordinary course of business;

(b)           Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business (such license may include a restriction on assignability of the license and its continuation after a Change in Control);

(c)           Transfers (whether in a single transaction or a series of transactions) of obsolete, worn out, replaced, damaged or excess property that is no longer needed in the ordinary course of business and has a book value not exceeding $200,000 in the aggregate in any fiscal year;

(d)           Transfers not specifically permitted otherwise in this Section 7.1 (other than Capital Stock of a Credit Party to the extent owned by another Credit Party) to the extent (i) such sale is for fair market value and the aggregate fair market value of all assets so sold does not exceed an amount equal to $250,000 in any fiscal year, (ii) no default or Event of Default exists or otherwise would result therefrom, (iii) after giving effect to such transaction, Borrower is in compliance on a pro forma basis with the financial covenants referenced in Sections 6.8 (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto as of the first day of such period), and (iv) the sole consideration therefor received by Borrower or such Subsidiary is cash;

(e)           Transfers in connection with transactions otherwise permitted under the other subsections of this Section 7 to the extent permitted thereunder;  and

(f)            Transfers of property to any other Credit Party.

7.2          Change in Business; Change in Control or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the development, distribution and implementation of software primarily for the communications industry and the provision of related services, and other activities that are reasonably incidental or ancillary thereto; or suffer or permit a Change in Control; or without twenty (20) days prior written notification to Bank, relocate its chief executive office or state of incorporation or formation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person, other than:

(a)           Permitted Investments; and

(b)           upon not less than ten (10) Business Days’ prior written notice to Bank, any Subsidiary of Borrower may merge with, or dissolve or liquidate into, or transfer its property to, Borrower or a Wholly-Owned Subsidiary of Borrower that is a Credit Party, provided that, with respect to any such merger, Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving entity.

7.4          Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances; Negative Pledges.  (a) Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or (b) agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so except (i) in connection with any document or instrument governing Liens related to purchase money Indebtedness and capital leases which, in each case, otherwise constitute Permitted Liens, (ii) leased equipment, intellectual property and general intangibles of Borrower to the extent excluded from the Collateral, (iii) any Hedging Agreements, so long as such prohibition is limited to the assets securing Borrower’s or such

Subsidiary’s obligations under the applicable Hedging Agreement and (iv) as a result of the Loan Documents.

7.6          Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Capital Stock, or permit any of its Subsidiaries to do so, except that:

(a)           Borrower may repurchase the equity securities or warrants or options to acquire any equity securities of Borrower owned or held by former officers or employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase;

(b)           the Credit Parties and their Subsidiaries may make payments pursuant to and in accordance with the Cross License Agreement and Transfer Pricing Agreements;

(c)           any Wholly-Owned Subsidiary of Borrower may declare and pay dividends and other distributions to Borrower or to any other Wholly-Owned Subsidiary of Borrower that is a Credit Party, and ESL may declare and pay dividends to Evolving Systems Holdings; and

(d)           Borrower may make cash distributions to its shareholders in the aggregate amount not to exceed $650,000 in any fiscal quarter, provided that (i) no Event of Default has occurred that is continuing or would exist after giving effect to such distribution, or (ii) if an Event of Default has occurred that is continuing or would exist after giving effect to such distribution, no Obligations are outstanding at the time of such distribution (and Borrower acknowledges that no Credit Extensions will be made until such Event of Default has been waived in writing by Bank).

7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower except (i) as a result of the Loan Documents and (ii) as permitted under the Transfer Pricing Agreements.

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for:

(a)           transactions expressly permitted by, and subject to the terms of, this Agreement, the other Loan Documents;

(b)           compensation and employment arrangements with employees, officers and directors in the ordinary course of business;

(c)           transactions between or among any of the Credit Parties and/or their Wholly-Owned Subsidiaries that are, or concurrent with such transaction becomes, a Credit Party;

(d)           the Cross License Agreement and the Transfer Pricing Agreements;

(e)           the agreements identified in the Schedule; and

(f)            other transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent except as permitted under the applicable subordination agreement.

7.10        Inventory and Equipment.  Store any Inventory or Equipment with a fair market value in excess of $50,000 with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than (i) one or more of the locations set forth in Appendix 2 attached hereto or (ii) any other location or locations disclosed to Bank in writing.

7.11        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extensions for such purpose.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1          Payment Default.  If Borrower fails to pay (a) when due, any principal or (b) within two (2) Business Days after the same shall become due and payable, any interest, Bank Expenses or other Obligations (other than principal) provided for or required under this Agreement or the other Loan Documents;

8.2          Covenant Default.

(a)           If Borrower fails to perform any obligation under Section 6.3 (Financial Statements, Reports, Certificates), 6.5 (Taxes), 6.6 (Insurance), 6.7 (Accounts), 6.8 (Financial Covenants), or 6.11 (Future Stock Pledges and Guaranties) or violates any of the covenants contained in Article 7 of this Agreement; or

(b)           If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement or in any of the other Loan Documents and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 30 days after Borrower receives written notice thereof or any officer of Borrower becomes aware thereof, and within such time period the failure to have cured such default shall not be deemed an Event of Default.

8.3          Material Adverse Effect.  A Material Adverse Effect occurs;

8.4          Attachment.  (a) If any material portion of Borrower’s assets, which has an aggregate fair market value in excess of $175,000 individually or $350,000 in the aggregate, is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days of being issued or executed, (b) if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for more than fifteen (15) calendar days which is reasonably likely to be, have or result in a Material Adverse Effect, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, which has an aggregate fair market value in excess of $175,000 individually or $350,000 in the aggregate and such lien or encumbrance has not been released or removed within thirty (30) days of attaching, or (d) if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets which has an aggregate fair market value in excess of $175,000 individually or $350,000 in the aggregate by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing as described in clauses (a) through (d) shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

8.5          Insolvency.  If Borrower is no longer Solvent, if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days after the date of commencement;

8.6          Other Agreements.  If there is (a) a default in the payment of any principal of or interest when due on any Indebtedness of Borrower in the outstanding principal amount in excess of $250,000 in the aggregate, which default is not cured or waived within any applicable grace or cure period, or (b) a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound relating to any Indebtedness in the outstanding principal amount in excess of $750,000 in the aggregate, which default or breach is not cured or waived within any applicable grace or cure period, which results in a right by a third party or parties, whether or not exercised, to accelerate the maturity of such Indebtedness; or (c) a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties that would reasonably be expected to have a Material Adverse Effect;

8.7          Judgments.  If a judgment or judgments for the payment of money in an amount of at least $175,000 individually or $350,000 in the aggregate (excluding judgments and decrees to the extent covered by third party insurance of Borrower where such coverage has been acknowledged by the insurer) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days of being rendered; or

8.8          Misrepresentations.  If any warranty or representation set forth herein or in any certificate delivered to Bank by Borrower pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made.

8.9          Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”) which failure to perform is not cured or waived within any applicable grace or cure period, or any “event of default” occurs under any Guaranty Document or any Guarantor revokes or purports to revoke a Guaranty, or any warranty or representation of a Guarantor set forth in any Guaranty Document to which such Guarantor is a party or in any certificate delivered to Bank by a Guarantor in connection with any Guaranty Document shall prove to have been incorrect in any material respect when made or deemed made, or if any of the circumstances described in Sections 8.4 through 8.7 occur with respect to any Guarantor.

9.             BANK’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other Loan Document;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)           Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank at a place or places designated by Bank which are reasonably convenient to Bank and Borrower.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises,

Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)           Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank (Bank agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application).;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Except to the extent that such use, assignment, license or sublicense is expressly prohibited under a license agreement and would result in a breach under such agreement for which such agreement would reasonably be expected to be terminated by such licensor, upon the occurrence of such an Event of Default and the exercise of its rights under this Section 9.1(f), Bank is granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, solely as necessary in completing production of, advertising for sale, and selling any Collateral and, and solely in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)           Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)           Bank may credit bid and purchase at any public sale; and

(i)            Any deficiency that exists after disposition of the Collateral as provided above will be paid promptly by Borrower.

9.2          Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3          Accounts Collection.  At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  After the occurrence and during the continuance of an Event of Default, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and promptly deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable written notice to Borrower:  (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank reasonably deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be due and payable within 10 Business Days following demand, and, to the extent not paid when due, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5          Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices (including, without limitation, reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder), Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6          Shares.  Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares in connection with the exercise of Bank’s rights and remedies under this Agreement during the continuance of an Event of Default by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

9.7          Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.8          Demand; Protest.  Except as expressly provided for herein or in any other Loan Document, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default or any other notice (to the maximum extent permitted by applicable law) of any kind in connection with the Loan Documents or the Collateral.

10.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	EVOLVING SYSTEMS, INC.
9777 Pyramid Court, Suite 100
Englewood, CO 80112
Attn: Thaddeus Dupper, CEO
FAX: (303) 802-8562

with a copy to:	Attn: Dan Moorhead, VP of Finance and Administration
FAX: (303) 802-8562

If to Bank:	EAST WEST BANK
Technology & Commercial Banking Group
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Nader Maghsoudnia
Fax: (408) 588-9688

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

Notices sent by personal delivery or recognized overnight delivery service, or mailed by first-class, certified or registered mail, shall be deemed to have been given when received; notices sent by telefacsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).  Notices delivered through electronic communications to the extent provided in the next paragraph shall be effective as provided in such paragraph.

Notices and other communications to Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Bank.  Bank may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless each of the Persons sending and receiving particular notices or communications otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient by return e-mail (but excluding automated return e-mail, such as e-mail sent by the “return receipt requested” function) or other written acknowledgement, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the non-exclusive jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California.  BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Los Angeles County.  This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.          GENERAL PROVISIONS.

12.1        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Subject to compliance with Section 12.3 by both Bank and the Transferee (as defined in Section 12.3), Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2        Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and the other Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower under this Agreement and the other Loan Documents (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by the gross negligence or willful misconduct of the Person seeking indemnification.

12.3        Tax Related Matters Upon Transfer or Other Similar Transactions By Bank.  Notwithstanding any other provision of this Agreement or any other Loan Document, if Bank sells, transfers, assigns, negotiates, or grants participations in all or any part of, or any interest in, Bank’s obligations, rights or benefits under any of the Loan Documents (a “Transferred Interest”) to any Person (a “Transferee”), then:

(a)           if Borrower is required by applicable law to deduct or withhold any amounts for or in respect of tax with respect to any Transferred Interest (a “Tax Deduction”) that Borrower would not have otherwise been required to deduct or withhold if Bank had not sold, transferred, assigned, negotiated or granted participation in such Transferred Interest,

(i)    Borrower shall be permitted under the Loan Documents to deduct or withhold any such amounts, and

(ii)   Borrower shall not be required to pay, and neither Bank nor any Transferee shall be entitled to receive, any amount under the Loan Documents with respect to such Transferred Interest that is greater than (A) the amount that Borrower would have been required to pay to Bank with respect to such Transferred Interest if Bank had not sold, transferred, assigned, negotiated or granted a participation in such Transferred Interest, less (B) any Tax Deduction with respect to such Transferred Interest, less (C) any penalties, interest and reasonable expenses arising from such Tax Deduction or with respect thereto;

(b)           each Transferee shall timely deliver documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not withholding, backup withholding or information reporting requirements would apply in respect of payments required under the Loan Documents with respect to the relevant Transferred Interest;

(c)           each Transferee and, if applicable, Bank, shall complete all required procedural formalities and shall deliver to Borrower (in such number of copies as is required under applicable law or as shall be reasonably requested by Borrower) on or prior to the date on which such Transferee acquires a Transferred Interest (and promptly from time to time thereafter upon the reasonable request of Borrower or upon the obsolescence, expiration or invalidity of any form or document previously delivered by such Transferee or, if applicable, Bank) all duly completed forms and other documentation, if any, required to enable Borrower to make all payments required under the Loan Documents with respect to such Transferred Interest without deduction or withholding for or in respect of taxes, or, in the case of a Transferred Interest in respect of which payments under the Loan Documents are not eligible for a complete exemption, at a reduced rate of deduction or withholding in respect of taxes;

(d)           with respect to any Transferred Interest, Bank and the relevant Transferee shall indemnify Borrower, within 20 days after written demand therefor, for all amounts for or in respect of taxes paid or incurred by Borrower with respect to such Transferred Interest and the full amount of any penalties, interest and reasonable expenses arising therefrom or with respect thereto, excluding any amounts to the extent such amounts previously reduced, under Section 12.3(a)(ii)(B) or (C), the amount paid by Borrower under the Loan Documents with respect to such Transferred Interest; and

(e)           any failure by Borrower to comply with any obligation under Section 6.5 (Taxes) with respect to any Transferred Interest as a result of this Section 12.3 shall not constitute an Event of Default by Borrower under this Agreement.

12.4        United States Person Status.  Bank represents and warrants that it is a “United States person” within the meaning of Section 7701(a)(30) of the IRC and that it is lending under this Agreement through a lending office located in the United States.

12.5        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.6        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.7        Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.8        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic copy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.9        Survival.  All covenants, representations and warranties made in this Agreement shall survive the execution and delivery of the Loan Documents and the making and funding of the Term Advance so long as any Obligations remain outstanding (other than contingent indemnity obligations for which no claim has been made).  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 and the confidentiality provisions of Section 12.10 shall survive until all applicable statute of limitations periods with respect to actions that may be brought have run.

12.10      Confidentiality.  In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement or the other Loan Documents except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.10), (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have (x) entered into a comparable confidentiality agreement in favor of Borrower to which Borrower is a party or pursuant to which Borrower and its Subsidiaries are third party beneficiaries and (y) delivered a copy of such confidentiality agreement to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank by a regulatory authority or examiner regulating or having jurisdiction over Bank and requiring or requesting such disclosure and (v) as Bank may determine in connection with the enforcement of any remedies hereunder at any time during the existence of an Event of Default.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank with no confidentiality obligations to a third party, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party on a non-confidential basis other than as a result of this Section 12.10, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.  Should Bank be required to disclose any such information by virtue of a subpoena or similar process by any court, tribunal, or agency pursuant to items (iii), (iv) or (v) above, then Bank shall use commercially reasonable efforts to promptly notify Borrower thereof so as to allow Borrower, at its sole cost and expense, to seek a protective order or to take any other appropriate action to protect its rights.

12.11      Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  WHAT THIS MEANS FOR YOU:  when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver’s license or other identifying documents.

12.12      No Consequential Damages.   No party to this Agreement or any other Loan Document, nor any agent or attorney of such party or Bank, shall be liable to any other party to this Agreement or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EVOLVING SYSTEMS, INC.

By:	/s/ DAN MOORHEAD
Dan Moorhead

Title: Vice President, Finance and Administration

EAST WEST BANK

By:	/s/ NADER MAGHSOUDNIA

Name:	Nader Maghsoudnia

Title:	Senior Relationship Manager

Appendix 1

INVESTMENT POLICY

as amended August 24, 2011

OBJECTIVES

The company’s primary objectives when investing excess cash:

Maintain liquidity

Manage principal risk

High level of current income

The Company’s Chief Financial Officer will review the Company’s cash flow requirements and determine the amount of daily liquidity required for working capital. Funds not required for working capital will be invested in a managed portfolio within the guidelines set forth below.

INVESTMENT GUIDELINES

1.              Approved Instruments

The funds will be invested in the following permitted securities:

Fixed income instruments denominated and payable in U.S. dollars

Corporate bonds

Money market instruments; commercial paper, and certificates of deposit

Obligations of the U.S. government and its agencies, states and municipalities

Asset-backed debt securities

Senior notes

2.              Credit Quality

Acceptable credit ratings (Standard and Poor’s Corporation or Moody’s Investor Services).

Investments must be a B- rated or higher at time of purchase.

Securities which are downgraded by the above rating services may be held with approval of the Chief Financial Officer. A notification of the downgrade and recommended action should be sent to the Chief Financial Officer within 2 days of the downgrade event.

3.              Diversification

Securities of a single issuer valued at cost at the time of purchase, should not exceed $1 million.

Securities issued by the U.S. Treasury and U.S. Government Agencies and FDIC insured investments are specifically exempt from these restrictions.

In addition, the planned investment in Primus Telecommunications 10% Senior Secured Notes is exempt from this restriction.  Effective August 24, 2011, as approved by the Board of Directors, the maximum investment in Primus was increased to a maximum of $17 million from $12 million. The additional $5 million is permitted to the extent the purchase is made at no more than two (2) points below par.

4.              Marketability/Liquidity

Issue size should normally be greater than $100 million for corporate bonds and senior debt, although exceptions are permissible with prior approval of the Chief Financial Officer.

With the exception of Primus, no single position in any issue will equal more than 5% of that issue.

5.              Maturity/Portfolio Duration

The final maturity of each security within the portfolio is not a specific criteria as long as the security is liquid.

6.              Responsibility

The Chief Financial Officer will be responsible for authorizing the opening and establishment of banking and investment accounts and authorizing individuals to transact business on behalf of the Company.

The Investment Committee will be responsible for approving the corporate investment policy, periodic review of the policy as well as changes to the policy and guidelines, which changes shall be approved by the Board of Directors.

Appendix 2

Locations of Inventory and Equipment

Office Locations

Evolving Systems, Inc.

9777 Pyramid Court, Suite 100

Englewood, CO 80112

USA

Evolving Systems Limited

One Angel Square

Torrens Street

London EC1V 1PL

UK

Evolving Systems Limited

Riverside Buildings

108 Walcot Street

Bath BA1 5BG

UK

Evolving Systems Deutschland GmbH

Carl-Zeiss-Ring 14

85737 Ismaning

Munich

Germany

Evolving Systems Networks India Private Ltd.

Gurudas Heritage, 3rd floor

#59/2, 100 Feet Ring Road

Banashankari II Stage

Bangalore — 560 070

India

Evolving Systems Limited

P-3-15, Plaza Damas

60, Jalan Sri Hartamas 1,

Sri Hartamas

50480 Kuala Lumpur

Malaysia

DEBTOR:	EVOLVING SYSTEMS, INC.
SECURED PARTY:	EAST WEST BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time (the “Code”).

Notwithstanding the foregoing, the “Collateral” does not include (i) any property that constitutes the capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended, and the regulations thereunder) in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote; or (ii) any Intellectual Property, provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Notwithstanding the foregoing, the “Collateral” does not include any lease under which Debtor is a lessee, license under which Debtor is a licensee, other contract right, property right or agreement to which Debtor is a party, any securities or other investment property owned by Debtor that is subject to contractual prohibitions against or limitations on the transfer or pledging of such securities or property, or any equipment owned by Debtor that is subject to a purchase money Lien or capitalized lease obligation if the contract or other agreement in which such Lien is granted (or in the documentation for such capitalized lease obligation) validly prohibits the creation of any other Lien on such equipment, or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Debtor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights, agreement or documentation (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, in each such case, consent has not been obtained despite Debtor’s commercially reasonable efforts to obtain it; and provided further, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, other restriction or assignment shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property right or agreement that does not result in any of the consequences specified in (i) or (ii) including, without limitation, any proceeds of such lease, license, contract, property rights, agreement, securities, other investment property, or equipment.

EXHIBIT B

ADVANCE REQUEST FORM

TO: East West Bank		DATE:	TIME:
FAX #: (408) 588-9688

FROM:	EVOLVING SYSTEMS, INC.	TELEPHONE REQUEST (For Bank Use Only):

	Authorized Signer’s Name	The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

Authorized Signature (Borrower)
Authorized Request & Phone #
PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
		Comp. Status:	YES NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for an advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE?  (PLEASE CIRCLE ONE)          YES       NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

EXHIBIT B-1

REVOLVING FACILITY NOTE

$5,000,000.00	October 22, 2012
Santa Clara, California

FOR VALUE RECEIVED, the undersigned, EVOLVING SYSTEMS, INC. (the “Borrower”), HEREBY PROMISES TO PAY to the order of East West Bank (the “Bank”) at its Principal Office located at 2350 Mission College Blvd., Suite 988, Santa Clara, CA  95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of  FIVE MILLION DOLLARS ($5,000,000.00) or so much of the Advances (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Loan and Security Agreement dated the date hereof by and between Bank and Borrower, and as amended from time to time (the “Loan Agreement”).  The Loan Agreement is incorporated herein by this reference in its entirety.  Capitalized terms used but not otherwise defined herein are used in this Revolving Facility Note as defined in the Loan Agreement.

This Revolving Facility Note is entitled to the benefits of the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Revolving Facility Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Revolving Facility Note upon the terms and conditions specified in the Loan Agreement.  This Revolving Facility Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrower and Bank in respect to such Collateral.

Borrower further promises to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Advances as determined in accordance with the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Borrower waives demand, presentment and protest, and notice of demand, presentment, protest and nonpayment.  Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrower waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this Revolving Facility Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Revolving Facility Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This Revolving Facility Note shall be governed and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Facility Note as of the date and year first above written.

EVOLVING SYSTEMS, INC.

By:	/s/ DAN MOORHEAD

Title:	VICE PRESIDENT FINANCE

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	EAST WEST BANK

FROM:	EVOLVING SYSTEMS, INC.

The undersigned authorized officer of EVOLVING SYSTEMS, INC. (“Borrower”) hereby certifies, solely in his or her capacity as an authorized officer of Borrower, that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in compliance for the period ending                                with all covenants except as noted below, (ii) no default or Event of Default exists as of the date hereof[, except as set forth in Schedule [    ] attached hereto], and (iii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof except [(x) as set forth in Schedule [    ] attached hereto and (y)] to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.  Attached herewith are the [audited/unaudited] financial statements required pursuant to Section 6.3[(a)][(b)] of the Agreement.  Such financial statements fairly present in all material respects the consolidated financial position and results of operations of Borrower (or such Subsidiary) and its consolidated Subsidiaries as of the dates and for the relevant periods indicated (subject in the case of unaudited financial statements, to year end adjustments and matters that would be disclosed in financial statement notes). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements	Monthly within 30 days	Yes	No	N/A
Annual financial statements (CPA Audited)	FYE within 180 days	Yes	No	N/A
A/R & A/P Agings & Deferred Revenue Schedule	Monthly within 30 days	Yes	No	N/A
10K and 10Q	(as applicable)	Yes	No	N/A
Operating Budget	30 days prior to beginning of fiscal year	Yes	No	N/A
IP Report	Upon Bank’s request within 10 days	Yes	No	N/A
Deposit balances with Bank	$
Deposit balances outside Bank	$
5% Licenses Report	Monthly	Yes	No	N/A

Financial Covenant	Required	Actual	Complies

Minimum Cash (at all times) at Bank	$3,000,000	$	Yes	No	N/A
Minimum Net Income	$500,000	$	Yes	No	N/A
Minimum Current Ratio (monthly)	1.25: 1.00	:1.00	Yes	No	N/A

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER
Date:
TITLE
	Compliance Status	Yes	No
DATE

ANNEX A

SHARES

Name of Entity	Class or Series of Units	Number of Units	Percentage of Ownership	Certificate Representing Such Units
Evolving Systems Holdings, Ltd.	Ordinary	100 shares	100% (only 65% pledged pursuant to this Agreement)	4 (1 share)* 7 (65 shares) 6 (34 shares)*

Evolving Systems Networks India PVT Ltd.	Equity Shares	370,184 shares	100% (only 65% pledged pursuant to this Agreement)	001 (9,998 shares), 002 (1 share)**, 003 (1 share)**, 004 (90,000 shares) and 006 (270,184 shares)***

* Certificate Numbers 4 and 6 will be retained by Borrower and certificate number 7 will be delivered to Bank.

** Certificate numbers 002 and 003 are held by Vishal Kayship, a director of Evolving Systems Networks India PVT Ltd, as the nominee of Evolving Systems, Inc.

*** Only 65% of the outstanding shares of Evolving Systems Networks India PVT, Ltd. are pledged to Bank pursuant to this Agreement.  Notwithstanding the fact that certificate no. 006 represents more than 65% of the outstanding shares of Evolving Systems Networks India PVT, Ltd., Bank’s security interest and Lien shall extend only to 65% of such outstanding shares.